Exhibit 10.17

First Midwest Bancorp, Inc Form of TARP Compliant Restricted Share Agreement

{Date}

{Name}

RE:	Letter Agreement dated , Restricted Stock Number

Grant of Restricted Stock (the “Agreement”)

Dear                     :

I am pleased to advise you that on                      (the “Date of Grant”), and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of First Midwest Bancorp, Inc. (the “Company”) has approved a grant to you of a “Restricted Shares Award” (the “Award”). The Award provides you with the opportunity to earn _____ shares of the Company’s common Stock, $0.01 par value per share (“Common Stock”).

The Award is subject to the terms and conditions of the Plan, including any Amendments thereto, and to the attached TARP Addendum, both of which are incorporated herein by reference, and to the following provisions:

(1)	Award

(a)	The Company hereby grants to you an Award of shares of Common Stock, subject to the restrictions and other conditions set forth herein. Such shares are referred to in this Letter Agreement as the “Restricted Shares.” Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated subject to Sections (2), (3) and (4). Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

(b)	As promptly as practical after the date on which a portion or all of the Restricted Shares vest under this Agreement, and after receipt of any required tax withholding under Section 8, the Company shall instruct the transfer agent to transfer the number of vested Restricted Shares (less any shares withheld in satisfaction of tax withholding obligations under Section 8, if any) to an unrestricted account over which only you have control.

(2)	Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, the Restricted Shares shall vest and become transferable only if you continue in the employment of the Company or any of its subsidiaries up to the applicable vesting dates. The Restricted Shares will vest and become transferable in as follows: (a) 50% will vest on                     ; and (b) the remaining 50% of the Award will vest                     .

(3)	Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death, Disability or Retirement at or after your Normal Retirement Date, all restrictions on any unvested Restricted Shares will lapse, the dividends credited to you pursuant to Section 7 will become payable, all such unvested Restricted Shares will become immediately vested and transferable in full and the provision of Section 1(b) shall apply. If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Shares, all dividends credited to you pursuant to Section 7 and non-vested Restricted Shares shall be immediately forfeited and all your rights hereunder shall terminate.

(4)	Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions on the Restricted Shares will lapse, the dividends credited to you pursuant to Section 7 will become payable, the Restricted Shares shall be vested and fully transferable and the provisions of Section 1(b) shall apply. For purposes of this Letter Agreement, “Change in Control” shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(5)	Non-Transferability

Subject to the terms of this Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(6)	Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company’s Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan’s “Summary Description” and the document entitled “General Information Regarding Restricted Share Grants”.

(7) Stockholder Rights

Upon the effective date of the book entry pursuant to paragraph (1), you shall have the right to vote the Restricted Shares represented by the Award.

In the event the Company declares the payment of a cash dividend or a stock dividend (as defined in Section 305 of the Internal Revenue Code of 1986, as amended) on the Common Stock with a record date occurring during the Award’s vesting period, you shall be credited with a dollar amount equal to the amount of the dividend paid on the Restricted Shares held by you as of the close of business on the record date for such dividend. The Company will hold all such dividends until the Award vests in full and such amounts shall be paid to you only upon completion of the full vesting period when the restrictions lapse. Subject to the provisions of Sections 3 and 4 above, in the event your employment with the Company terminates prior to full vesting of the Award, dividends held by the Company and credited to you will be forfeited.

(8)	Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares, which will generally occur as the Restricted Shares vest, when cash dividends are paid prior to the time the Restricted Shares vest, or as of the date of grant if you file an election under Section 83(b) of the tax code. Withholding with respect to cash dividends will be paid through withholding from your next normal payroll check. Payment of withholding upon vesting of the shares will be accomplished through withholding by the Company of Restricted Shares then vesting under this Award with a value equal to such minimum statutory withholding amount. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises. Payment of withholding as a result of an 83(b) election must be made by you to the Company in cash or by delivering previously-acquired shares with a Fair Market Value equal to the required withholding.

(9)	Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan’s “Summary Description”, and the document entitled “General Information Regarding Restricted Share Grants”. You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)	Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. Nothing herein shall create any right for you to receive, or obligation on the part of the Company to grant to you, any future Awards under the Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11)	Conformity with Plan

(a)	The Award is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

(b)	Any action taken or decision made by the Compensation Committee of the Company’s Board of Directors arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan, shall lie within sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Agreement shall be binding upon your heirs, executors, administrators and successors.

(c)	This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

(12) Conformity with TARP Requirements.

The provisions of this Letter Agreement and your rights hereunder are subject to the TARP Addendum attached hereto and incorporated herein by reference.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the “Beneficiary Designation Form” and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the Equity Compensation Administrator of First Midwest Bancorp, Inc. at (630) 875-              .

Very truly yours,

First Midwest Bancorp, Inc.

FIRST MIDWEST BANCORP, INC.

TARP ADDENDUM TO LETTER AGREEMENT

Additional Terms and Conditions Applicable to                      Restricted Shares Award

1.	Purpose; Compliance with TARP Requirements:

The purpose of this TARP Addendum to Restricted Stock Letter Agreement (“TARP Addendum”) is to incorporate into the terms of the Letter Agreement, provisions necessary to ensure compliance by the Company and the Grantee with TARP Requirements. Accordingly, as a condition of receiving the Award of Restricted Shares, Grantee acknowledges and agrees that:

A. the Award is and shall remain subject to any applicable TARP Requirements;

B. the Award is subject to modification in order to comply with applicable TARP Requirements; and

C. Grantee agrees to immediately repay any amounts that may have been received by Grantee under the Award that are later determined to be in conflict with any applicable TARP Requirements.

In furtherance of and without limiting the foregoing, the Restricted Shares awarded under the Letter Agreement shall be subject to the provisions set forth below in this TARP Addendum.

2.	Applicability:

This TARP Addendum and the TARP Requirements are only applicable to the Award if:

A. Grantee is or becomes a MCE, prior to the date the Restricted Shares become vested and transferable under the terms of the Letter Agreement (such limitations the “Bonus Limitations”);

B. Grantee is a SEO or MCE subject to the Golden Parachute Prohibition; or

C. TARP Requirements otherwise apply to this award to Grantee.

To the extent the TARP Requirements are not and do not become applicable to Grantee for the reasons described above, then this TARP Addendum and the TARP Requirements shall not apply to the Award and Grantee’s rights to the Restricted Shares shall be governed solely by the terms of the Letter Agreement without regard to this TARP Addendum.

3.	Long-Term Restricted Stock Award; Effect on Transferability:

To the extent the granting of this Award or Grantee’s rights to the accrual or payment (within the meaning of the TARP Requirements) of all or any portion of the Restricted Shares covered by the Award are subject to the Bonus Limitations, the Award shall be an award of Long-Term Restricted Stock described in Q-1 which is intended to satisfy the TARP Requirements.

To the extent required to comply with the TARP Requirements, the Restricted Shares covered by the Award shall, to the extent applicable:

A. be subject to reduction, as more particularly described below, to such number of Shares as is necessary so that the value of the Restricted Shares granted to Grantee hereunder does not exceed the limitations set forth in Q-10(e);

B. not become vested to the extent such vesting is not permitted by the TARP Requirements;

C. be subject to a restricted period restricted period of not less than two years (except for death, disability or a change in control event (under Treas. Reg. Section 1.409A-3(i)(5)(i)); and

D. to the extent otherwise vested, not become transferable earlier than permitted under the schedule set forth in Q-1 (under the definition of Long-Term Restricted Stock) pertaining to redemption by the Company of all or a certain portions of the preferred stock issued to the U.S. Treasury under EESA (or for certain merger or acquisition transactions).

The reduction described in clause (A), above, shall be equal to the excess, if any, by which the aggregate value of the Restricted Shares (determined as of the date of grant) exceeds one-third of Grantee’s total annual compensation for the fiscal year of the grant. If such excess occurs, then, except as provided below, without any further action by the Company or Grantee, the number of Restricted Shares covered by the Award shall be reduced by the number of Restricted Shares (rounded up to the nearest whole Share) determined by dividing the amount by which such aggregate value exceeded one-third of Grantee’s total annual compensation by the value of one Share as of the date of grant. Such reduction shall be effective and such excess Restricted Shares shall be cancelled as of December 31 of the fiscal year of the date of grant. The foregoing determinations shall be made in accordance with the provisions of Q-10(e). In the event Grantee received other grants of restricted stock during the year, then the determinations described above shall be made on a cumulative basis and the reduction, if any, shall be applied pro rata across all such awards.

The reduction described above shall only occur if Grantee was subject to the Bonus Limitations on the date of grant.

In the event Grantee is not subject to the Bonus Limitations on the date of grant, but becomes subject to the Bonus Limitations prior to becoming vested in the Restricted Shares pursuant to the terms of the Letter Agreement, then

i. that portion of the Award, if any, that would have been reduced if Grantee had been subject to the Bonus Limitations on the date of grant respecting the portion of the restricted period ending on the date prior to the date Grantee becomes subject to the Bonus Limitations shall not be considered a Long-Term Restricted Stock award; and

ii. the remaining portion of the Award shall be treated as a Long-Term Restricted Stock award with respect to the remaining portion of the restricted period on and after the date Grantee becomes subject to the Bonus Limitations.

4.	Effect of TARP Requirements on Vesting:

The Restricted Shares shall vest in accordance with the provisions of the Letter Agreement; provided, however, that in the event Grantee is subject to the Golden Parachute Prohibitions at the time of Grantee’s termination of employment or a change in control (as provided under Q-1 and Q-9), then provisions of the Letter Agreement relating to the vesting of the Shares in such circumstances shall apply only to the extent permitted by the TARP Requirements.

In the event Grantee was not subject to the Bonus Limitations on the date of grant of the Award but becomes subject to the Bonus Limitations prior to becoming vested in the Restricted Shares pursuant to the terms of the Letter Agreement, then the vesting of that portion (if any) of the Shares that is not a Long-Term Restricted Stock award shall be limited to the extent necessary to comply with the Bonus Limitations as described in Q-10 and the above provisions of this TARP Addendum.

5.	Tax Treatment:	Grantee understands and acknowledges that the Restricted Shares covered by the Award may become taxable to Grantee prior to the date transfer of such Shares is permitted under the TARP Requirements. In such event and as permitted by TARP Requirements, Restricted Shares having a fair market value equal to the minimum required statutory tax withholding shall be withheld from the Award in satisfaction of such tax withholding. Grantee acknowledges that such withholding shall not be permitted if Grantee is subject to the Bonus Limitations on the date of grant and Grantee makes a Section 83(b) election to be taxed on the value of the Shares on that date.

6.	Interpretation:	In the event all or any portion of the provisions of the Letter Agreement is found to be in conflict with any applicable TARP Requirements, then in such event this award and the provisions of the Letter Agreement shall be subject to and automatically modified by this TARP Addendum to reflect such TARP Requirements and Award and the Letter Agreement shall be interpreted and administered accordingly.

7.	Definitions and References:

To the extent not otherwise defined in the Letter Agreement or this TARP Addendum, capitalized terms shall have the meaning ascribed to such term in the IFR.

“ARRA” means the American Recovery and Reinvestment Act of 2009.

“Bonus Limitations” has the meaning set forth above in Section 2 Applicability.

“EESA” means the Emergency Economic Stabilization Act of 2008.

“Golden Parachute Prohibition” means an individual with respect to whom the Company is prohibited from making any golden parachute payment described in Section 111(3)(C) of EESA, as amended by ARRA, and Q-1 and Q-9 (Sec. 30.9).

“Grantee” means                      and his or her successors and assigns.

“IFR” means the rules, regulations or other guidance issued by the U.S. Department of Treasury from time to time relating to the ARRA and EESA, including, but not limited to, the Interim Final Rule published June 15, 2009.

“Letter Agreement” means that Letter Agreement dated                      by and between the Company and the Grantee, Restricted Stock Number                      Grant of Restricted Stock.

“MCE” means a Most Highly Compensated Employee of the Company whose compensation is subject to the limitations on paying or accruing any bonus, retention award and incentive compensation, described in Section 111(3)(D) of EESA, as amended by ARRA, and Q-1 (Sec. 30.1) and Q-10 (Sec. 30.10).

“SEOs” has the meaning set forth in the EESA.

“TARP Addendum” shall have the meaning set forth above in Section 1. Purpose; Compliance with TARP Requirements.

“TARP Requirements” means the applicable requirements of Section 111 of the EESA, as amended by the ARRA, as such requirements are implemented by the “IFR”, together with such amendments or modifications thereto and any other rules, regulations or guidance relating thereto as may be published from time to time.

References to “Q-xx” are references to the corresponding question and answer section in the IFR as may be amended.